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Exhibit 99.2

TRANSPORTATION SERVICE AGREEMENT
Contract Identification FT9141

This Transportation Service Agreement (Agreement) is entered into by Great Lakes Gas Transmission Limited Partnership (Transporter) and ANR PIPELINE COMPANY(Shipper).

WHEREAS, Shipper has requested Transporter to transport Gas on its behalf and Transporter represents that it is willing to transport Gas under the terms and conditions of this Agreement.

NOW, THEREFORE, Transporter and Shipper agree that the terms below constitute the transportation service to be provided and the rights and obligations of Shipper and Transporter.

1.
EFFECTIVE DATE:    April 01, 2017

2.
CONTRACT IDENTIFICATION:    FT9141 (RELEASING CONTRACT ID: FT2321)

3.
RATE SCHEDULE:    FT

4.
SHIPPER TYPE:    Interstate Pl

5.
STATE/PROVINCE OF INCORPORATION:    Delaware

6.
TERM:    November 01, 2008 to March 31, 2018

7.
EFFECT ON PREVIOUS CONTRACTS:

  This Agreement supersedes, cancels and terminates, as of the effective date stated above, the following contract(s): Service Agreement dated April 01, 2016 with Contract Identification FT9141.

8.
MAXIMUM DAILY QUANTITY (Dth/Day):    56,000

  Please see Appendix A for further detail.

9.
RATES:

  Unless Shipper and Transporter have agreed to a rate other than the maximum rate, rates shall be Transporter's maximum rates and charges plus all applicable surcharges in effect from time to time under the applicable Rate Schedule (as stated above) on file with the Commission unless otherwise agreed to by the parties in writing. Provisions governing a Rate other than the maximum shall be set forth in this Paragraph 9 and/or on Appendix B hereto.

10.
POINTS OF RECEIPT AND DELIVERY:

  The primary receipt and delivery points are set forth on Appendix A.

11.
RELEASED CAPACITY:

  N/A

12.
INCORPORATION OF TARIFF INTO AGREEMENT:

  This Agreement shall incorporate and in all respects be subject to the "General Terms and Conditions" and the applicable Rate Schedule (as stated above) set forth in Transporter's FERC Gas Tariff, Third Revised Volume No. 1, as may be revised from time to time. Transporter may file and seek Commission approval under Section 4 of the Natural Gas Act (NGA) at any time and from time to time to change any rates, charges or provisions set forth in the applicable Rate Schedule (as stated above) and the "General Terms and Conditions" in Transporter's FERC Gas Tariff, Third Revised Volume No. 1, and Transporter shall have the right to place such changes in effect in accordance with the NGA, and this Agreement shall be deemed to include such changes and any such changes which become effective by operation of law and Commission Order, without prejudice to Shipper's right to protest the same.

13.
MISCELLANEOUS:

  No waiver by either party to this Agreement of any one or more defaults by the other in the performance of this Agreement shall operate or be construed as a waiver of any continuing or future default(s), whether of a like or a different character.

  Any controversy between the parties arising under this Agreement and not resolved by the parties shall be determined in accordance with the laws of the State of Michigan.

14.
OTHER PROVISIONS:

  It is agreed that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Partner, agent, management official or employee of the Transporter or any director, officer or employee of any of the foregoing, for any obligation of the Transporter arising under this Agreement or for any claim based on such obligation and that the sole recourse of Shipper under this Agreement is limited to assets of the Transporter.

  Upon termination of this Agreement, Shipper's and Transporter's obligations to each other arising under this Agreement, prior to the date of termination, remain in effect and are not being terminated by any provision of this Agreement.

  This capacity release is at the maximum tariff rate.

  This is incremental rate capacity subject to incremental rate surcharges pursuant to Great Lakes' FERC Gas Tariff, Second Revised Volume No. 1. The surcharges applicable to this service are those listed for contract FT2321 or any superseding service.

15.
NOTICES AND COMMUNICATIONS:

  All notices and communications with respect to this Agreement shall be in writing by mail, e-mail, or fax, or other means as agreed to by the parties, and sent to the addresses stated below or to any other such address(es) as may be designated in writing by mail, e-mail, or fax, or other means similarly agreed to:

ADMINISTRATIVE MATTERS
Great Lakes Gas Transmission Limited Partnership Commercial Services 700 Louisiana St., Suite 700 Houston, TX 77002-2700	ANR PIPELINE COMPANY 700 Louisiana St., Suite 700 Houston, TX 77002-2700 Attn:

AGREED TO BY:
GREAT LAKES GAS TRANSMISSION LIMITED PARTNERSHIP By: Great Lakes Gas Transmission Company	ANR PIPELINE COMPANY

/s/ STEVE D. JASKOLSKI Steve D. Jaskolski Director, Commercial Services	/s/ JOSEPH E. POLLARD Joseph E. Pollard Director, Long Term Marketing

Dated: April 21, 2016	Dated: April 21, 2016

 APPENDIX A

Contract Identification FT9141

Date: April 01, 2017
Supersedes Appendix Dated: April 01, 2016

Shipper: ANR PIPELINE COMPANY

Maximum Daily Quantity (Dth/Day) per Location:

Begin Date	End Date	Point(s) of Primary Receipt	Point(s) of Primary Delivery	MDQ	Maximum Allowable Operating Pressure (MAOP)
11/01/2008	03/31/2016	FARWELL		56,000	974
04/01/2016	10/31/2018	FARWELL		56,000	974
11/01/2008	03/31/2016		ST. CLAIR	56,000	974
04/01/2016	03/31/2018		ST. CLAIR	56,000	974

QuickLinks

  Exhibit 99.2
TRANSPORTATION SERVICE AGREEMENT Contract Identification FT9141
APPENDIX A Contract Identification FT9141